PRESS RELEASE                                  SOURCE: First Trust Advisors L.P.

FIRST TRUST ADVISORS L.P. ANNOUNCES PORTFOLIO MANAGER UPDATE FOR FIRST TRUST MORTGAGE INCOME FUND

WHEATON, IL -- (BUSINESS WIRE) -- October 6, 2017 -- First Trust Advisors L.P. ("FTA") announced today that The Mortgage Securities Team of FTA, portfolio manager of First Trust Mortgage Income Fund (NYSE: FMY) (the "Fund"), will release an update on the market and the Fund for financial advisors and investors. The update will be available WEDNESDAY, OCTOBER 11, 2017, AT 5:00 P.M. EASTERN TIME UNTIL 11:59 P.M. EASTERN TIME ON FRIDAY, NOVEMBER 10, 2017. To listen to the update, follow these instructions:

--    Dial: (888) 203-1112; International (719) 457-0820; and Passcode #
      7335636. The update will be available from Wednesday, October 11, 2017, at 5:00 P.M. Eastern Time until 11:59 P.M. Eastern Time on Friday, November 10, 2017.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $111 billion as of September 29, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

Investment return and market value of an investment in the Fund will fluctuate. Shares, when sold, may be worth more or less than their original cost.

Principal Risk Factors: The debt securities in which the Fund invests are subject to certain risks, including issuer risk, reinvestment risk, prepayment risk, credit risk, and interest rate risk. Issuer risk is the risk that the value of fixed-income securities may decline for a number of reasons which directly relate to the issuer. Reinvestment risk is the risk that income from the Fund's portfolio will decline if the Fund invests the proceeds from matured, traded or called bonds at market interest rates that are below the Fund portfolio's current earnings rate. Prepayment risk is the risk that, upon a prepayment, the actual outstanding debt on which the Fund derives interest income will be reduced. Credit risk is the risk that an issuer of a security will be unable or unwilling to make dividend, interest and/or principal payments when due and that the value of a security may decline as a result. Interest rate risk is the risk that fixed-income securities will decline in value because of changes in market interest rates.

A portion of the Fund's managed assets may be invested in subordinated classes of mortgage-backed securities. Such subordinated classes are subject to a greater degree of non-payment risk than are senior classes of the same issuer or agency.

Use of leverage can result in additional risk and cost, and can magnify the effect of any losses.

The risks of investing in the Fund are spelled out in the prospectus, shareholder reports, and other regulatory filings.

The information presented is not intended to constitute an investment recommendation for, or advice to, any specific person. By providing this information, First Trust is not undertaking to give advice in any fiduciary capacity within the meaning of ERISA and the Internal Revenue Code. First Trust has no knowledge of and has not been provided any information regarding any investor. Financial advisors must determine whether particular investments are appropriate for their clients. First Trust believes the financial advisor is a fiduciary, is capable of evaluating investment risks independently and is responsible for exercising independent judgment with respect to its retirement plan clients.

The Fund's daily closing New York Stock Exchange price and net asset value per share as well as other information can be found at www.ftportfolios.com or by calling 1-800-988-5891.


CONTACT: JEFF MARGOLIN -- (630) 915-6784

---------------------------------
Source: First Trust Advisors L.P.